EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

November 25, 2011

GeoGlobal Resources Inc.
200, 625 - 4th Avenue SW
Calgary, AB
T2P 0K2

The Board of Directors
GeoGlobal Resources Inc.

We consent to the incorporation by reference in this prospectus on Form S-3 of GeoGlobal Resources Inc. (the “Company”) of our reports dated March 31, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.

Our report dated March 31, 2011 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and a deficit accumulated during the development stage, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Calgary, Alberta
November 25, 2011